Exhibit 99.1

FS/KKR Closes $9.5 Billion Merger Creating Second Largest

Business Development Company

Philadelphia and New York, December 18, 2019 – FS/KKR Advisor, LLC (FS/KKR), a partnership between FS Investments and KKR Credit Advisors (US) LLC, today announced the closing of the mergers of four non-traded business development companies (BDCs): FS Investment Corporation II (FSIC II), FS Investment Corporation III (FSIC III), FS Investment Corporation IV (FSIC IV) and Corporate Capital Trust II (CCT II). The combined entity, which is named “FS KKR Capital Corp. II” (FSK II), becomes the second largest BDC with over $9.5 billion in assets and, as of September 30, 2019, 210 portfolio companies across 21 industries.

“As we explained in June when we announced our intention to merge these BDCs, we believe the scale, diversification, operating efficiencies and capital structure flexibility of the combined entity will drive shareholder value,” said Michael Forman, Chairman and CEO of FSK II. “The mergers also represent a major milestone in our plan to list FSK II in 2020.”

The mergers are also expected to reduce annual operating expenses through the elimination of duplicative legal, administrative, printing and other expenses.

Based on the merger exchange ratios, FSIC III, FSIC IV and CCT II shareholders will receive 0.9804, 1.3634 and 1.1319 FSK II shares, respectively, for each share of FSIC III, FSIC IV and CCT II held. These exchange ratios were determined based on the closing net asset value (NAV) per share of $7.36, $7.22, $10.03 and $8.33 for FSIC II, FSIC III, FSIC IV and CCT II, respectively, as of December 16, 2019, and ensure that the NAV of shares investors will own in FSK II will be equal to the NAV of the shares they held in each fund.

The company intends to list its common stock on the New York Stock Exchange during 2020, subject to market conditions and board approval. Prior to the listing, FSK II intends to issue 5.50% perpetual preferred shares equivalent to approximately 20% of FSK II’s NAV, pro rata to all holders of FSK II common stock, subject to final board approval. FSK II’s board of directors anticipates paying distributions on the company’s common stock on a quarterly basis, with the first distribution expected to be declared in March 2020 and paid in early April 2020.

The mergers announced pursuant to this press release do not impact FS KKR Capital Corp. (NYSE: FSK), which also is advised by FS/KKR and trades on the New York Stock Exchange.

About FS/KKR Capital Corp. II

FSK II is a non-traded BDC focused on providing customized credit solutions to private middle market U.S. companies. FSK II seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK II is advised by FS/KKR Advisor, LLC.

About FS/KKR Advisor, LLC

FS/KKR is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $17 billion in assets under management as of September 30, 2019. The BDCs managed by FS/KKR are FS KKR Capital Corp. and FS KKR Capital Corp. II.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information

Institutional Investors

Robert Paun

robert.paun@fsinvestments.com

917-338-5074

Financial Advisors and Retail Investors

877-628-8575

Media (FS Investments)

Mollie Applegate

media@fsinvestments.com

215-220-6116

Media (KKR)

Kristi Huller or Cara Kleiman Major

media@kkr.com

212-750-8300